NEUBASE THERAPEUTICS, INC. S-8

 Exhibit 4.6

NEUBASE THERAPEUTICS, INC.

2019 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms used in this Stock Option Agreement, including the Notice of Stock Option Grant (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant, and the addendum (if any) and the exhibits attached thereto (collectively, this “Award Agreement”) shall have the meanings given to such terms in the NeuBase Therapeutics, Inc. 2019 Stock Incentive Plan (as may be amended or restated from time to time, the “Plan”).

Name (“Participant”):	[•]

Address:	[•]
[•]

The undersigned Participant has been granted an Option (the “Option”) to purchase Common Stock of NeuBase Therapeutics, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:	[•]

Date of Grant:	[•]

Vesting Commencement Date:	[•]

Number of shares of Common Stock (“Shares”) Granted:	[•]

Exercise Price per Share:	$[•]

Total Exercise Price:	$[•]

Type of Option:	Incentive Stock Option

Nonqualified Stock Option

Term/Expiration Date:	[•]

Vesting Schedule:

Subject to the provisions contained in the Plan or set forth below, the Option will be exercisable, in whole or in part, in accordance with the following schedule:

[Note: Insert Vesting Schedule, e.g.: Twenty-five percent (25%) of the Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date, and, following the one (1) year anniversary of the Vesting Commencement Date, the remaining seventy-five percent (75%) of the Shares subject to the Option shall vest in equal monthly installments over a period of the next three (3) years on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the corresponding month in which such vesting would have occurred), subject to Participant continuing to be an eligible service provider under Article IV of the Plan through and including each such date.]

Termination Period:

If Participant incurs a Termination Date for any reason other than death or Cause, the Option, to the extent it was exercisable as of the Termination Date, will be exercisable for (i) three (3) months after the Termination Date of the Participant or (ii) until the Term/Expiration Date, whichever period is shorter. If such termination is due to Participant’s death, the Option will be exercisable for (i) twelve (12) months after the Termination Date of the Participant or (ii) until the Term/Expiration Date, whichever period is shorter. Notwithstanding any other provision of this Award Agreement, all rights to the Option will be immediately discontinued and forfeited, and the Company shall not have any further obligation hereunder to the Participant with respect to the Option and the Option will not be exercisable (whether or not previously exercisable) or become vested or payable on and after the time the Participant is discharged from employment or service with the Company or any Affiliate for Cause. Notwithstanding the foregoing, the Option may in no event be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 11.05 and Section 12.01 of the Plan. Participant is responsible for keeping track of these exercise periods following the date Participant ceases to be an eligible service provider under Article IV of the Plan for any reason. The Company will not provide further notice of such periods.

Participant acknowledges receipt of a copy of the Plan and the prospectus describing the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel, accountants and advisors prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	NEUBASE THERAPEUTICS, INC.

Signature	By

«Name»
Print Name	Print Name

Title

Participant’s Address:

NEUBASE THERAPEUTICS, INC.

2019 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.

Grant of Option. The Company hereby grants to the individual (“Participant”) named in the Notice of Stock Option Grant of this Award Agreement (the “Notice of Grant”) under the Plan an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Article XVII of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail in all respects.

(a)

For U.S. taxpayers, the Option will be designated as either an Incentive Stock Option (“ISO”) or a Nonqualified Stock Option (“NSO”). If designated in the Notice of Grant as an ISO, the Option is intended to qualify as an ISO under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, if the Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Section 422(d) of the Code it will be treated as an NSO. Further, if for any reason the Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Committee, the Company, any “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e) (“Parent”), or any “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f) (“Subsidiary”) or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

(b)

For non-U.S. taxpayers, the Option will be an NSO.

2.

Vesting Schedule. Except as provided in Section 3 hereof, the Option awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice of Grant, subject to Participant continuing to be an eligible service provider under Article IV of the Plan through each applicable vesting date.

3.

Committee Discretion. The Committee, in its sole and absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Committee.

4.

Exercise of Option.

(a)

Right to Exercise. The Option may be exercised only with respect to vested Shares and only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement. Notwithstanding any other provision of this Award Agreement, all rights to the Option will be immediately discontinued and forfeited, and the Company shall not have any further obligation hereunder to the Participant with respect to the Option and the Option will not be exercisable (whether or not previously exercisable) or become vested or payable on and after the time the Participant is discharged from employment or service with the Company or any Affiliate for Cause.

(b)

Method of Exercise. The Option is exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached hereto as Exhibit A or in a manner and pursuant to such procedures as the Committee may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed and executed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any Tax Obligations (as defined in Section 7(a) below). The Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

5.

Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a)

cash;

(b)

check;

(c)

consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan;

(d)

subject to the sole and absolute discretion of the Committee, if Participant is a U.S. employee, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; provided that accepting such Shares will not result in any adverse financial accounting consequences to the Company, as the Committee determines in its sole discretion (to the extent not prohibited by the Committee, this shall include the ability to tender Shares to exercise the Option and then to use the Shares received upon exercise to exercise the Option with respect to additional Shares);

(e)

if the Option is a non-ISO, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise of the Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided that Participant must pay any remaining balance of the aggregate Exercise Price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares will no longer be outstanding under the Option and will not be exercisable thereafter if such Shares (i) are used to pay the Exercise Price pursuant to the “net exercise,” (ii) are delivered to Participant as a result of such exercise, and (iii) are withheld to satisfy Participant’s tax withholding obligations; or

(f)

any other form of legal consideration that may be acceptable to the Committee and specified in this Award Agreement.

6.

Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

7.

Tax Obligations.

(a)

Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, the Employer and/or Parent or Subsidiary to which Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting or exercise of the Option or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient: (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one (1) jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one (1) jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b)

Tax Withholding. When the Option is exercised, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer and the Option is an NSO or an alternative minimum tax income adjustment item if Participant is a U.S. taxpayer and the Option is an ISO. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Committee may specify from time-to-time, the Company and/or the Service Recipient shall withhold the minimum amount required to be withheld for the payment of Tax Obligations or such greater amount as permitted by the Committee and requested in writing by the Participant, up to the maximum statutory rate under applicable laws that could be applicable to Participant, if such greater amount would not result in adverse financial accounting consequences to the Company, as determined by the Company in its sole and absolute discretion. The Committee, in its sole and absolute discretion and pursuant to such procedures as it may specify from time-to-time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld to meet the withholding requirement for such Tax Obligations (or such greater amount as permitted by the Committee and requested in writing by the Participant, up to the maximum statutory rate under applicable laws that could be applicable to Participant, if such greater amount would not result in adverse financial accounting consequences to the Company, as determined by the Company in its sole and absolute discretion), (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the minimum amount required to be withheld to meet the withholding requirement for such Tax Obligations (or such greater amount as permitted by the Committee and requested in writing by the Participant, up to the maximum statutory rate under applicable laws that could be applicable to Participant, if such greater amount would not result in adverse financial accounting consequences to the Company, as determined by the Company in its sole and absolute discretion), or (v) remitting through a broker-assisted (or other) cashless exercise program implemented by the Company equal to the minimum amount required to be withheld to meet the withholding requirement for such Tax Obligations (or such greater amount as permitted by the Committee and requested in writing by the Participant, up to the maximum statutory rate under applicable laws that could be applicable to Participant, if such greater amount would not result in adverse financial accounting consequences to the Company, as determined by the Company in its sole and absolute discretion), or (vi) through any combination of the foregoing.

To the extent determined appropriate by the Committee in its sole and absolute discretion, the Company will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such Tax Obligations are satisfied. Further, if Participant is subject to tax in more than one (1) jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one (1) jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such Tax Obligations are not delivered at the time of exercise.

(c)

Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Secretary of the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company and/or the Service Recipient on the compensation income recognized by Participant as a result of such sale.

(d)

Code Section 409A. For U.S. taxpayers, under Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time-to-time (“Code Section 409A”), a stock right (such as the Option) that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) U.S. federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the Exercise Price of the Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with an Exercise Price that was less than the Fair Market Value of a Share on the Date of Grant, Participant shall be solely responsible for Participant’s costs related to such a determination.

8.

Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.

No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN ELIGIBLE SERVICE PROVIDER UNDER ARTICLE IV OF THE PLAN, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN ELIGIBLE SERVICE PROVIDER UNDER ARTICLE IV OF THE PLAN FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS AN ELIGIBLE SERVICE PROVIDER UNDER ARTICLE IV OF THE PLAN, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

10.

Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

(a)

the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b)

all decisions with respect to future option or other grants, if any, will be at the sole and absolute discretion of the Company;

(c)

Participant is voluntarily participating in the Plan;

(d)

the Option and any Shares acquired under the Plan are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Service Recipient, and are outside the scope of Participant’s employment agreement, offer letter, consulting agreement or similar agreement, if any;

(e)

the Option and any Shares acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)

the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension, retirement, welfare benefits or similar payments;

(g)

the future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty;

(h)

if the underlying Shares do not increase in value, the Option will have no value;

(i)

if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(j)

for purposes of the Option, Participant’s status as an eligible service provider under Article IV of the Plan will be considered terminated as of the Termination Date (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is an eligible service provider under Article IV of the Plan or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Committee, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such Termination Date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is an eligible service provider under Article IV of the Plan or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); and (ii) the period (if any) during which Participant may exercise the Option will commence on such Termination Date and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any; the Committee shall have the sole and absolute discretion to determine when Participant is no longer actively providing services for purposes of the Option grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(k)

unless otherwise provided in the Plan or by the Company in its sole and absolute discretion, the Option and the benefits evidenced by this Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(l)

the following provisions apply only if Participant is providing services outside the United States:

(i)

the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii)

Participant acknowledges and agrees that none of the Company, the Service Recipient, or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise; and

(iii)

no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s status as an eligible service provider under Article IV of the Plan (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is an eligible service provider under Article IV of the Plan or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent, any Subsidiary or the Service Recipient, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11.

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12.

Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Option grant materials by and among, as applicable, the Employer or other Service Recipient, the Company, any Parent, or any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, and details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company from time-to-time (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as an eligible service provider under Article IV of the Plan and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

13.

Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at NeuBase Therapeutics, Inc., 700 Technology Drive, Third Floor, Pittsburgh, PA 15219, or at such other address as the Company may hereafter designate in writing. Any notice to be given to Participant under the terms of this Award Agreement will be addressed to Participant at the address that he or she most recently provided to the Company.

14.

Electronic Delivery and Acceptance. The Company may, in its sole and absolute discretion, decide to deliver any documents related to Options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company. Participant shall not raise the use of electronic delivery as a defense to the formation of a contract.

15.

No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

16.

Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.

17.

Option is Not Transferable. Except by will or under the laws of descent and distribution, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

18.

Additional Conditions to Issuance of Common Stock. If at any time the Company will determine, in its sole and absolute discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. The Company has sole and absolute discretion in its efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange. Subject to the terms of this Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience.

19.

Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

20.

Interpretation. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Committee nor any person acting on behalf of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

21.

Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22.

Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole and absolute discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with this Award of the Option.

23.

Governing Law and Venue. This Award Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that any such litigation will be conducted in the Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where the Option is granted and/or Participant’s services are performed or will be performed.

24.

Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

25.

Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature, is established voluntarily by the Company, and may be amended, suspended or terminated by the Company at any time.

26.

Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.

27.

Country Addendum. Notwithstanding any provisions in this Award Agreement, the Option shall be subject to any special terms and conditions set forth in the addendum (if any) to this Award Agreement for Participant’s country (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum (if any) constitutes part of this Award Agreement.

28.

Insider Trading Restrictions and Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the Shares or rights to the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.

29.

Foreign Asset and Account Reporting. Participant’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant acknowledges that it is his or her responsibility to comply with any applicable regulations, and that Participant should speak to his or her personal advisor on this matter.

30.

Recoupment. Notwithstanding any other provision herein, the Option and any Shares or other amount or property that may be issued, delivered or paid in respect of the Option, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, shall be subject to recoupment under the Plan, in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange, national market system or automated quotation system on which the Company’s securities are listed, quoted or traded or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, including but not limited to Section 10D of the Exchange Act, or any other applicable law, as well as any recoupment or “clawback” policies of the Company that may be in effect from time-to-time.

31.

Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Award Agreement, if Participant is an Officer or Director, then the Plan, the Option and this Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Award Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

32.

Titles; Headings; Sections. The titles and headings of the sections in this Award Agreement are for convenience of reference only and, in the event of any conflict, the text of this Award Agreement, rather than such titles or headings, shall control. A reference to a “Section” in this Award Agreement shall mean a Section of this Award Agreement.

33.

Conversion to Common Stock-Settled SARs. At any time following the Date of Grant, the Company may convert the Option to a stock-settled SAR. Upon exercise of a stock-settled SAR, Participant shall receive Shares with a value equal to the excess of (1) the Fair Market Value of the Shares on the date of exercise over (2) the Exercise Price multiplied by the number of Shares.

[Remainder of Page Intentionally Left Blank]

Exhibit A

NeuBase Therapeutics, Inc.

2019 Stock Incentive Plan

Exercise Notice

NeuBase Therapeutics, Inc.

700 Technology Drive, Third Floor

Pittsburgh, PA 15219

Attention: Chief Financial Officer

1.

Exercise of Option. Effective as of today,                     ,         , the undersigned (“Purchaser”) hereby elects to purchase                  shares (the “Exercised Shares”) of the Common Stock of NeuBase Therapeutics, Inc. (the “Company”) under and pursuant to the 2019 Stock Incentive Plan (as may be amended or restated from time to time, the “Plan”) and the Stock Option Agreement, dated                      and including the Notice of Grant, the Terms and Conditions of Stock Option Grant, and addendum (if any) and exhibit attached thereto (the “Award Agreement”). The purchase price for the Exercised Shares will be $            , as required by the Award Agreement.

2.

Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Exercised Shares and any Tax Obligations (as defined in Section 7(a) of the Award Agreement) to be paid in connection with the exercise of the Option.

3.

Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4.

Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Exercised Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Exercised Shares subject to the Option, notwithstanding the exercise of the Option. The Exercised Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Article XI and Article XII of the Plan.

5.

Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Exercised Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Exercised Shares and that Purchaser is not relying on the Company for any tax advice.

6.

Entire Agreement; Governing Law. The Plan and Award Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This exercise notice will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

A-1

Submitted by:	Accepted by:

PURCHASER	NEUBASE THERAPEUTICS, INC.

Signature	By

Print Name	Print Name

Address:
Title

Date Received

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